Exhibit 3.13

LIMITED LIABILITY COMPANY AGREEMENT

OF

DUCOMMUN AEROSTRUCTURES MEXICO, LLC

A DELAWARE LIMITED LIABILITY COMPANY

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Ducommun AeroStructures Mexico, LLC, a Delaware limited liability company (the “Company”), is made effective as of January 31, 2007, by Ducommun AeroStructures, Inc. (“Ducommun”) as the sole member (the “Member”) of the Company.

RECITALS

WHEREAS, the Company was formed as a limited liability company on January 31, 2007 pursuant to the Delaware Limited Liability Company Act (as amended from time to time, the “Act”), by the filing of a certificate of formation (the “Certificate of Formation”) for the Company with the Secretary of State of the State of Delaware;

WHEREAS, the Member desires to adopt this limited liability company agreement (as that term is used in the Act).

AGREEMENT

NOW, THEREFORE, the Member hereby agrees that the Company shall be structured and operated as follows:

ARTICLE 1

LIMITED LIABILITY COMPANY

1.01 Formation. The Certificate of Formation, the formation of the Company as a limited liability company under the Act, and all actions taken by the person who executed and filed the Certificate of Formation are hereby adopted and ratified. The affairs of the Company and the conduct of its business shall be governed by the terms and subject to the conditions set forth in this Agreement, as amended from time to time.

1.02 Name. The name of the Company is Ducommun AeroStructures Mexico, LLC. The Member may change the name of the Company or adopt such trade or fictitious names for use by the Company as the Member may from time to time determine. All business of the Company shall be conducted under such names and title to all assets or property owned by the Company shall be held in such names.

1.03 Purpose and Authority. The principal purpose and business of the Company shall be to engage in any lawful act or activity for which a limited liability company may be formed under the Act and to engage in any and all activities necessary or incidental thereto. Without limiting the foregoing, the Company is authorized to (i) grant loans to domestic or foreign business entities or individuals; (ii) receive or grant guaranties; (iii) perfect and enforce security interests granted in any jurisdiction, including, without limitation, Mexico; (iv) own fee title to, lease or secure other interests in domestic or foreign real estate, including, without limitation, real estate in Mexico; (v) acquire personal rights and beneficial interests in any type of trust; (vi) own or acquire, and grant interests or rights in, any kind of assets, personal property, securities, and ownership interests of entities located in Mexico; (vii) enter into any contracts or agreements; and (viii) perform any legal acts in compliance with any federal, state, and local laws of any jurisdiction to accomplish the foregoing purposes.

1.04 Powers. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

1.05 Registered Office and Agent. The location of the registered office of the Company shall be 160 Greentree Drive, Dover, Delaware 19904. The Company’s registered agent at such address shall be National Registered Agents, Inc. The Member may, from time to time, change the Company’s registered office or registered agent, and shall forthwith amend the Certificate of Formation to reflect such change.

1.06 Principal Place of Business. The principal place of business and office of the Company shall be located at 268 E. Gardena Blvd., Gardena, California 90248, or at such other place or places as the Member may from time to time designate.

1.07 Term. The term of the Company shall be deemed to have commenced on the filing of the Certificate of Formation with the Secretary of State of the State of Delaware and shall continue until terminated pursuant to the provisions of this Agreement.

ARTICLE 2

THE MEMBER

2.01 Member. Ducommun is the single and sole Member of the Company and shall be shown as such on the books and records of the Company. No other person shall be admitted as a member of the Company, and no additional interest in the Company shall be issued, without the approval of the Member. The name and address of the Member are as follows:

Ducommun AeroStructures, Inc.

268 E. Gardena Blvd.

Gardena, California 90248

2.02 Power to Bind the Company. The Member (acting in its capacity as such) shall have the authority to bind the Company to any third party with respect to any matter.

2.03 Actions by the Member. The Member may approve a matter or take any action at a meeting or by the written consent of the Member without a meeting.

2.04 Nature of Interest In the Company. The interest of the Member in this Company is personal property.

ARTICLE 3

MANAGEMENT

3.01 Management. The business and affairs of the Company shall be managed by the Member. The Member shall have all general powers for acts of ownership, acts of administration, to issue, execute and grant any and all types of negotiable instruments, and to carry out and resolve any disputes and collections on behalf of the Company and its assets.

3.02 Officers. The Member may from time to time appoint one or more officers to act on behalf of the Company with such titles, authority and duties as the Member may specify in writing. The Member may remove an officer at any time.

3.03 Attorneys in Fact. The Member may from time to time appoint one or more attorneys in fact with such authority and duties as the Member may specify in writing. The Member may remove any attorney in fact at any time. Unless otherwise specified in writing by the Member, any attorney in fact shall have the authority set forth in Articles 2554 and 2555 of the Federal Civil Code and their correlative articles of the civil codes for the states of the United Mexican States and the Federal District and Article 9 of the General Law of Negotiable Instruments, in force and in effect in the United Mexican States.

ARTICLE 4

CAPITAL CONTRIBUTIONS

4.01 Capital Contributions. The Member shall not be required to make any capital contributions to the Company. From time to time, the Member may determine that the Company requires capital and may make capital contributions in an amount determined by the Member. A capital account shall be maintained for the Member, to which contributions and profits shall be credited and against which distributions and losses shall be charged. The provisions of this Agreement, including this Section 4.01, are intended solely to benefit the Member and shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third party beneficiary of this Agreement), and the Member shall have no duty or obligation to any creditor of the Company to make any contribution to the Company.

ARTICLE 5

PROFITS, LOSSES AND DISTRIBUTIONS

5.01 Profits and Losses. For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis in accordance with the manner in which profit or loss is determined for federal income tax purposes. In each year, profits and losses shall be allocated entirely to the Member.

5.02 Distributions. The Member shall determine profits available for distribution and the amount, if any, to be distributed to the Member, and shall authorize and distribute to the Member the determined amount when, as and if declared by the Member.

5.03 Withholding Taxes. The Company is authorized to withhold from distributions to the Member, or with respect to allocations to the Member, and to pay over to a federal, state or local government, any amounts required to be withheld pursuant to the Internal Revenue Code of 1986, as amended, or any provisions of any other federal, state or local law. Any amounts so withheld shall be treated as having been distributed to the Member pursuant to this Article 5 for all purposes of this Agreement.

ARTICLE 6

ACCOUNTING AND TAX MATTERS.

6.01 Books. The Members shall cause to be maintained complete and accurate books of account of the Company’s affairs at the Company’s principal place of business. Such books shall be kept on such method of accounting as the Member shall select. The Company’s accounting period shall be as determined by the Member. The Member and its duly authorized representatives shall at all times have the right to inspect, examine and copy the Company’s books and records at the Company’s offices.

6.02 Company Tax Returns. The Member shall cause to be prepared and timely filed all tax returns required to be filed for the Company. Subject to Section 5.03, the Member may, in its sole discretion, make or refrain from making any tax election for the Company that it deems necessary.

6.03 Tax Treatment. While the Member is the sole member of the Company, (i) it is the intention of the Member that, for income tax purposes, the Company be treated as an entity that is disregarded as an entity separate from its owner and (ii) the Member and the Company shall timely make all necessary elections and filings, if any, for income tax purposes such that it will not be treated as a separate entity, but, instead, will be treated for income tax purposes as an entity that is disregarded as an entity separate from its owner.

ARTICLE 7

DISSOLUTION AND TERMINATION

7.01 Dissolution Events. The Company shall be dissolved upon the occurrence of any of the following events (each, an “Event of Dissolution”):

(a) The Member votes for dissolution;

(b) The Member withdraws from the Company; or

(c) A judicial dissolution of the Company under Section 18-802 of the Act occurs.

No other event, including, without limitation, the insolvency, liquidation, dissolution, insanity, resignation, expulsion, bankruptcy, death, incapacity or adjudication of incompetency of the Member, shall cause the existence of the Company to terminate.

7.02 Liquidation. Upon dissolution, the Company’s business shall be liquidated in an orderly manner in accordance with the provisions of Section 18-804 of the Act. The Member shall act as the liquidator (unless it elects to appoint a liquidator) to wind up the business of the Company pursuant to this Agreement. In performing its duties, the liquidator is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Act and in any reasonable manner that the liquidator shall determine to be in the best interest of the Member or its successors-in-interest. In the event it becomes necessary in connection with the liquidation of the Company to make a distribution of property in kind, such property shall be transferred and conveyed to the Member or its successors-in-interest.

7.03 Cancellation of Certificate. Upon the completion of the winding up of the Company and the distribution of the Company’s assets, the Company shall be terminated and the Member shall cause the Company to execute and file a Certificate of Cancellation in accordance with Section 18-203 of the Act.

ARTICLE 8

TRANSFERS OF MEMBERSHIP INTERESTS

8.01 Transfers of Interests. The Member shall have the right to sell, assign, pledge, transfer or otherwise dispose of all or any part of its interest in the Company.

ARTICLE 9

LIMITATION OF LIABILITY; INDEMNIFICATION

9.01 Liability of Member. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be liable personally for any such debt, obligation or liability of the Company by reason of being a Member.

9.02 Indemnification. The Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless the Member and its officers, directors and stockholders (individually, an “indemnified party” and, collectively, the “indemnified parties”), from and against any and all losses, claims, damages or liabilities (including, without limitation, attorneys’ and accountants’ fees and expenses and costs of investigation and settlement) to which each indemnified party may become subject in connection with any matter arising out of or in connection with this Agreement or the Company’s business or affairs, except for any such loss, claim, damage or liability primarily attributable to such party’s gross negligence or willful misconduct. If an indemnified party becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising out of or in connection with this Agreement or the Company’s business or affairs, the Company shall reimburse the indemnified party for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith, provided that the indemnified party shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall ultimately be determined that the indemnified party was not entitled to be indemnified by the Company in connection with such action, proceeding or investigation. If for any reason (other than the gross negligence or willful misconduct of an indemnified party) the foregoing indemnification is unavailable to an indemnified party, or is insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the indemnified party on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations. Notwithstanding the foregoing provisions of this Section 9.02, an indemnified party shall not be entitled to indemnification, reimbursement or contribution with respect to any claim initiated by such indemnified party unless (i) such claim is for indemnification, reimbursement or contribution in accordance with the term hereof or (ii) the making of such claim was (and continues to be) authorized or consented to by the Member.

9.03 Non-Exclusive Benefits; Beneficiaries. Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Company under this Article 9 shall (i) be in addition to any liability that the Company may otherwise have and (ii) inure to the benefit of the Member, its affiliates and their respective members, directors and officers and any successors, assigns, heirs and personal representatives of such other persons.

9.04 Survival. The provisions of this Article 9 shall survive the dissolution of the Company.

ARTICLE 10

MISCELLANEOUS

10.01 Amendments. This Agreement may be amended only by a written instrument executed by the Member.

10.02 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and assigns.

10.03 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within that State.

10.04 Captions. All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement.

10.05 Creditors Not Benefited. Nothing contained in this Agreement is intended or shall be deemed to benefit any creditor of the Company or of the Member, and no creditor of the Company shall be entitled to require the Company to solicit or accept any capital contribution for the Company or to enforce any right that the Company may have against the Member under this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth in the introductory paragraph hereof.

DUCOMMUN AEROSTRUCTURES, INC.

By:	/s/ James S. Heiser
James S. Heiser
Secretary